Exhibit 99.2

Evoke Pharma Announces Pricing of Public Offering of Common Stock

SOLANA BEACH, Calif., February 16, 2017 – Evoke Pharma, Inc. (Nasdaq: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal diseases, announced today that it has priced an underwritten public offering of approximately 2.4 million shares of its common stock at a price to the public of $2.90 per share. Gross proceeds, before underwriting discounts and commissions and estimated offering costs, are expected to be approximately $7.0 million.

Evoke intends to use the net proceeds from the offering to fund clinical development, pre-approval and pre-commercialization activities for Gimoti, including the planned comparative exposure trial and planned NDA submission, and for working capital and general corporate purposes. Evoke has granted the underwriter a 45-day option to purchase up to 362,068 additional shares of its common stock. The offering is expected to close on or about February 22, 2017, subject to satisfaction of customary closing conditions.

Laidlaw & Company (UK) Ltd. is acting as sole book-running manager for the offering.

The securities described above are being offered by Evoke pursuant to a registration statement (File No. 333-200176) previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, from Laidlaw & Company (UK) Ltd, Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the website of the SEC at www.sec.gov.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. Evoke is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Forward Looking Statements

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on Evoke’s current beliefs and expectations. These forward-looking statements include statements regarding Evoke’s expectations on the completion, timing and size of the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties inherent in Evoke’s business, including those described in Evoke’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:

The Ruth Group

Tram Bui

Tel: 646-536-7035

tbui@theruthgroup.com